UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     March 14, 2007

NewGen Technologies, Inc

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation or Organization)

000-23365	33-0840184
(Commission File Number)	(IRS Employer Identification No.)

6000 Fairview Road, 12th Floor, Charlotte, NC 28210

(Address of Principal Executive Offices, Including Zip Code)

(704) 552-3590

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 9, 2007, NewGen Technologies, Inc. (“NewGen”) terminated negotiations with BioFuel Investments, LLC with respect to the previously announced potential financing of up to $70,000,000 that was to be used by NewGen in part for the consummation of the acquisition of all of the issued and outstanding stock of Appalachian Oil Company, Inc. (“APPCO”) (the “APPCO Acquisition”). In conjunction with the termination of such negotiations, NewGen entered into discussions with another potential source of substitute financing for the APPCO Acquisition.

On March 13, 2007, NewGen paid the $250,000 non-refundable, initial good-faith deposit to the selling stockholders (the “Sellers”) of APPCO that was required in order to extend the deadline for closing the APPCO Acquisition to 5:00 PM on April 2, 2007. As a result of NewGen’s payment of the deposit to APPCO, no party can unilaterally terminate the stock purchase agreement for the APPCO Acquisition prior to 5:00 PM on April 2, 2007 due to the failure to close the acquisition prior to such time. NewGen’s deposit will be applied at the closing of the APPCO Acquisition as a pre-paid credit towards NewGen’s obligation to pay the purchase price therefor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewGen Technologies, Inc.

March 14, 2007	/s/ S. Bruce Wunner
Name: S. Bruce Wunner
Title: Chief Executive Officer